EXECUTION VERSION

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT ((together with any schedule, annex, or exhibit attached hereto, as the same may be amended, restated, or otherwise modified, this “Agreement”) is entered into as of March 14, 2014 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and RADISYS CORPORATION, an Oregon corporation (“Borrower”). This Agreement amends, restates, replaces, and supersedes in its entirety, but is not a novation of, that certain Second Amended and Restated Loan and Security Agreement between Bank and Borrower dated July 29, 2013, as amended to date, and provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
1ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2LOAN AND TERMS OF PAYMENT
2.1Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2Revolving Advances.
(a)Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Net Borrowing Availability. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b)Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable, except for Letters of Credit which are cash collateralized in form and substance reasonably satisfactory to Bank.
2.2.1Letters of Credit Sublimit.
(a)As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and any Letter of Credit Reserve may not exceed the lesser of One Million Dollars ($1,000,000) or the Net Borrowing Availability. The amount otherwise available for Advances under the Revolving Line shall at all times be reduced by the face amount of issued and outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and any Letter of Credit Reserve. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower or the applicable Loan Party shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the

“Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request and pay to Bank customary fees and expenses for the issuance or renewal of Letters of Credit (including, without limitation, a Letter of Credit Fee of one and half percent (1.50%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit).
(b)The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
(c)Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus standard fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
(d)To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
2.3Overadvances. If at any time or for any reason the total of all outstanding Advances exceeds Net Borrowing Availability (an “Overadvance”), Borrower shall immediately pay the amount of such Overadvance to Bank, without notice or demand. Without limiting Borrower's obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the oustanding amount of any Overadvance, on demand, at the Default Rate.
2.4Payment of Interest on the Credit Extensions.
(a)Advances. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the sum of the Prime Rate plus the applicable Prime Rate Margin, which interest shall be payable monthly in accordance with Section 2.4(e) below.
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percentage points (2%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(c)Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
(d)Minimum Interest. In the event the average of the aggregate of all outstanding Obligations in any month is less than Ten Million Dollars ($10,000,000), Borrower shall pay Bank an amount, payable on the last day of such month, equal to (i) the amount of interest that would have been charged as if Ten Million Dollars ($10,000,000) had been outstanding (the “Minimum Monthly Interest”) minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) in such month.
(e)Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event that any interest payment date shall fall on a day that is not a Business Day, such interest payment shall be due on the next succeeding Business Day. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
2.5Fees. Borrower shall pay to Bank:
(a)Modification Fee. A fully earned, non refundable modification fee of Thirty-Five Thousand Dollars ($35,000) on the Effective Date;
(b)Commitment Fee. A fully earned, non‑refundable commitment fee of Thirty-Five Thousand Dollars ($35,000), on (i) July 29, 2014 and (ii) July 29, 2015;
(c)Termination Fee. Upon termination of this Agreement for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to (i) one and one-half percent (1.50%) of the Revolving Line; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank; and
(d)Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(e)Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.6(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.5.
2.6Payments; Application of Payments; Debit of Accounts.
(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(c)Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. Bank shall make commercially reasonable efforts to promptly notify Borrower after it debits Borrower’s accounts; provided, however, that any failure by Bank to provide Borrower with such notice shall not affet Bank's rights hereunder. These debits shall not constitute a set-off.
2.7Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.

3CONDITIONS OF LOANS
3.1Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
a)    duly executed copies of signatures to the Loan Documents;
b)     duly executed copies of signatures to the Reaffirmation of Guaranty by Radisys International substantially in the form of Exhibit B;
c)    duly executed copies of signatures to the completed Borrowing Resolutions for Borrower and each Guarantor, respectively;
d)    subject to the provisions of Section 3.3 below, the Operating Documents and good standing certificates of Borrower and Guarantor certified by the Secretary of State (or equivalent agency) of Borrower’s and Guarantor's jurisdiction of organization or formation and each jurisdiction in which Borrower and Guarantor's failure to be qualified to conduct business would cause a Material Adverse Change, each as of a date no earlier than thirty (30) days prior to the Effective Date;
e)    the insurance policies and/or endorsements required pursuant to Section 6.7 hereof;
f)    (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each of Borrower and Guarantor Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (ii) tax lien, judgment and bankruptcy searches; and
g)    payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.
3.2Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

a)    except as otherwise provided in Section 2.2.1, timely receipt of an executed Transaction Report;
b)    the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
c)    the security interest granted herein continuing to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens; and
d)    Bank determines to its reasonable satisfaction that there has not been a Material Adverse Change.
3.3Post-Closing Conditions. Unless otherwise waived by Bank, within three (3) Business Days after the Effective Date (or such later date set forth below), Bank shall have received, each in form and substance satisfactory to Bank:
(a)good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower’s failure to be qualified to conduct business would cause a Material Adverse Change, each as of a date no earlier than thirty (30) days prior to the Effective Date.
(b)duly executed original signatures to the Loan Documents, including, without limitation, the documents described in Sections 3.3(a), 3.3(b) and 3.3(c); and
3.4Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
3.5Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance (other than Advances under Section 2.2.1) set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Report executed by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens.
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. Bank shall further, at the sole cost and expense of Borrower, execute and deliver to Borrower any and all documents as Borrower may reasonably request and file or authorize Borrower to file with any applicable Governmental Authority any and all documents and/or instruments, including any UCC-3 termination statements, as Borrower shall reasonably request in order to effect the release of Bank’s security interest pursuant to the terms hereof. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.2Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
4.3Confirmation of Existing Canadian Security. Borrower hereby confirms and agrees that the share pledge dated as of August 12, 2013 granted by the Borrower in favor of the Bank (the “Canadian Share Pledge”) is and shall remain in full force and effect in all respects, notwithstanding this Agreement and the amendments, supplements, and restatements contained herein, and shall continue to exist and apply to all of the Obligations. The foregoing is in addition to and shall not limit, derogate from or otherwise affect any provisions of the Canadian Share Pledge.
4.4Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing in its state or other jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any state or other jurisdiction in which the conduct of their business or its ownership of property requires that they be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, Borrower has delivered, and has caused each Guarantor to deliver, to Bank completed certificates substantially in the form reasonably satisfactory to Bank each signed by Borrower or Guarantor, as applicable, entitled “Perfection Certificate”. Borrower represents and warrants to Bank, as of the date stated in the Perfection Certificate, that (a) Borrower’s and each Guarantor’s exact legal name is that indicated on the Perfection Certificates and on the signature pages thereof; (b) Borrower and each Guarantor are an organization of the type and are organized in the jurisdictions set forth in the Perfection Certificates; (c) the Perfection Certificates accurately set forth Borrower’s and each Guarantor’s organizational identification numbers or accurately state that neither Borrower nor such Guarantor has one; (d) the Perfection Certificates accurately set forth Borrower’s and such Guarantor’s places of business, or, if more than one, its respective chief executive office as well as Borrower’s and such Guarantor’s mailing addresses (if different than its respective chief executive office); (e) except as set forth on the Disclosure Schedule, Borrower and such Guarantor (and each of its respective predecessors) have not, in the past five (5) years, changed its respective state or other jurisdiction of formation, organizational structure or type, or any organizational number assigned by its respective jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete. If neither Borrower nor any Guarantor is a Registered Organization but later becomes one, Borrower shall, and shall cause each Guarantor to promptly notify Bank of such occurrence and provide Bank with Borrower’s and such Guarantor’s organizational identification numbers.
The execution, delivery and performance, by each of Borrower and Guarantor, of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or Guarantor’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which each of Borrower or Guarantor is bound. Neither Borrower nor Guarantor is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.
5.2Collateral. Each of Borrower and Guarantor, as applicable, has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Neither Borrower nor Guarantor has any Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificates delivered to Bank in connection herewith and as to which Borrower or Guarantor, as applicable, has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(c). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificates.
All Inventory is in all material respects of good and marketable quality, free from material defects. Each of Borrower and Guarantor, as applicable, is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower or Guarantor, as applicable, and noted on the Perfection Certificates. Each Patent which Borrower or Guarantor, as applicable, owns or purports to own and which is material to Borrower’s and/or Guarantor’s business is valid and enforceable, and no part of the Intellectual Property which either Borrower or Guarantor owns or purports to own and which is material to Borrower’s and/or Guarantor’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificates, neither Borrower nor Guarantor is a party to, nor bound by, any Restricted License.
5.3Accounts Receivable.
(a)    For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
(b)    All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
5.4Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer of the Borrower or any of its Subsidiaries, threatened in writing by or against Borrower or any of its Subsidiaries in which an adverse decision could reasonably be expected to cause a Material Adverse Change.
5.5Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6Solvency. The fair salable value of Borrower’s and each of its Subsidiaries' consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Neither Borrower nor any of its Subsidiaries is left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries is able to pay its debts (including trade debts) as they mature.
5.7Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of

Governors). Borrower and each of its Subsidiaries (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s nor any of its Subsidiaries’ properties nor assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of the Borrower or any of its Subsidiaries.
5.8Subsidiaries; Investments. Neither Borrower nor any of its Subsidiaries owns any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower or such Subsidiary. Borrower and each of its Subsidiaries has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, nor permitted partial or complete termination of, nor permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
5.11Full Disclosure. No written representation, warranty or other statement of Borrower or any Subsidiary in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s or any Subsidiary’s knowledge or awareness, to the “best of” Borrower’s or such Subsidiary’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6AFFIRMATIVE COVENANTS
Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1Government Compliance.
a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.
6.2Financial Statements, Reports, Certificates. Provide Bank with the following:
a)    Deliver to Bank:
i.(A) as soon as available, but no later than fifteen (15) days after the end of each month at which there are outstanding Obligations on account of Advances or Letters of Credit, and (B) forty-five (45) days after the last day of each fiscal quarter whether or not there are outstanding Obligations, a company prepared consolidated and consolidating balance sheet and income statement prepared under GAAP (subject to the absence of footnotes and year-end adjustments) covering Borrower’s and each of its Subsidiary’s operations during the period certified by a Responsible Officer and in a form acceptable to Bank;
ii.as soon as available, but no later than fifteen (15) days after the end of each month consolidated and consolidating cash flow statements evidencing Borrower’s compliance with terms of Section 6.8(b);
iii.as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated and consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;
iv.within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt or the holders of the 2015 Notes;
v.(A) within five (5) days of filing, but in any case no later than forty-five (45) days after the last day of each fiscal quarter, all reports on Form 10-Q (“10Q”) filed with the Securities and Exchange Commission (which delivery obligation may be satisfied by posting a link thereto on Borrower’s or another website on the Internet), (B) within five (5) days of filing, but in any case no later than ninety (90) days after the last day of each fiscal year, all reports on Form 10-K (“10K”) filed with the Securities and Exchange Commission (which delivery obligation may be satisfied by posting a link thereto on Borrower’s or another website on the Internet), and (c) within five (5) days of filing, all reports on Form 8 K (“8K”) filed with the Securities and Exchange Commission (which delivery obligation may be satisfied by posting a link thereto on Borrower’s or another website on the Internet);
vi.a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred and Fifty Thousand Dollars ($250,000) or more to the extent not covered by insurance, or in which an adverse decision could reasonably be expected to cause a Material Adverse Change (collectively, “Material Litigation”);
vii.prompt notice of an event that materially and adversely affects the value of the Intellectual Property;

viii.as soon as available, but no later than sixty (60) days after the last day of Borrower’s fiscal year, annual board approved financial projections; and
ix.budgets, sales projections, operating plans and other financial information reasonably requested by Bank.
Borrower’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(v) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(b). Delivery of Borrower’s 10Q and 10K reports, respectively, in accordance with the provisions of this Section 6.2, shall be deemed to satisfy the reporting requirements of Section 6.2(a)(i)(B) and Section 6.2(a)(ii) above.
b)    (i) Monthly, within fifteen (15) days after the last day of each month at which there are outstanding Obligations on account of Advances or Letters of Credit, deliver to Bank a duly completed Compliance Certificate signed by a Responsible Officer of Borrower setting forth calculations showing compliance with Section 6.9(a) of this Agreement; and (ii) together with the delivery of the quarterly and annual financial statements or reports required by Section 6.2(a)(i)(B) and Section 6.2(a)(ii) above, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower setting forth calculations showing compliance with the financial covenants set forth in this Agreement, and including a reconciliation of actual restructuring charges against plan for such period.
c)     A Transaction Report (and any schedules related thereto) (i) with each request for an Advance, (ii) no later than 5:00 p.m. Pacific time Monday of each week immediately following a week when Liquidity is less than the Liquidity Threshold, and (iii) within twenty (20) days after the end of each month when Liquidity is greater than or equal to the Liquidity Threshold.
d)    Other financial information reasonably requested by Bank.
6.3Accounts Receivable.
a)    Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank Transaction Reports and schedules of collections, as provided in Section 6.2, on Bank's standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request and if in the Borrower's known possession, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request and if in the Borrower's known possession, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
b)    Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.
c)    Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. Borrower shall, direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or via electronic deposit capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”), pursuant to a blocked account agreement in form and substance satisfactory to as Bank. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account (i) to be applied to immediately reduce the Obligations when Liquidity is less then the Liquidity Threshold, or (ii) to be transferred on a daily basis to Borrower’s operating account with Bank when Liquidity is equal to or greater than the Liquidity Threshold. After the occurrence of an Event of Default, any amounts received by Borrower or any Guarantor shall be held in trust by Borrower or such Guarantor for Bank, and, if requested by Bank, Borrower shall, and shall cause each Guarantor to, immediately deliver such receipts to Bank in the form received from the Account Debtor, with proper endorsements for deposit.
d)    Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
e)    Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account.
f)    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
6.4Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.6(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty-Five Thousand Dollars ($25,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
6.5Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days' notice (provided no notice is required if Bank reasonably believes an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months unless (i) Liquidity is less than the Liquidity Threshold, in which case such inspections and audits shall occur once every six (6) months or (ii) an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be Eight Hundred and Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
6.7Insurance.
a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.
c)     At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8Operating Accounts.
a)    As of the Effective date through August 31, 2014, maintain its and its Subsidiaries’ primary Domestic operating and other deposit and investment accounts with Bank and Bank’s Affiliates; provided , however, that Borrower may hold up to Eight Million Dollars ($8,000,000) in accounts maintained at financial institutions outside of the United States that are not Bank or Bank's Affiliates (“Unaffiliated Foreign Financial Institutions”).
b)    As of September 1, 2014, and at all times thereafter, Borrower shall, and shall cause its Subsidiaries to, (i) maintain Borrower's and its Subsidiaries’ primary Domestic operating and other deposit and investment accounts with Bank and Bank’s Affiliates, (ii) ensure that the aggregate Dollar Equivalent maintained in all such accounts under clauses (i) shall at all times equal at least Four Million Dollars ($4,000,000) and (iii) ensure that the Dollar Equivalent of all Borrower’s and its Subsidiaries’ Accounts maintained at either Bank, Bank’s Affiliates or in an account maintained at all times with a financial institution as to which Bank shall have received a Control Agreement shall represent at least 50% of the Dollar Equivalent of Borrower’s and its Subsidiaries’ Accounts at all financial institutions worldwide, as of the last Business Day of each month.
c)    Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
6.9Financial Covenants.
Maintain as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:
a)    Minimum Liquidity. Liquidity of not less than Ten Million Dollars ($10,000,000) as of the last Business Day of each month.
6.10Protection and Registration of Intellectual Property Rights.
a)    (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any Guarantor’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
6.11Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and each of its Subsidiaries and their respective officers, employees and agents and Borrower’s Books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower or any such Subsidiary.
6.12Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, in the event that any Person becomes a Domestic Subsidiary of Borrower or any other existing Domestic Subsidiary and has total assets with a book value in excess of Two Million and Five Hundred Thousand Dollars ($2,500,000), Borrower shall, and shall cause the new Subsidiary and the existing Subsidiary to (a) concurrently with such Person becoming a Domestic Subsidiary, cause such Domestic Subsidiary to guarantee all of the Obligations and to grant to Bank a first priority Lien (subject to Permitted Liens) in the Collateral by delivering to Bank a guarantee in form and substance satisfactory to Bank, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates necessary to effectuate such Domestic Subsidiary becoming a Guarantor and to grant such Lien in the Collateral referenced above. In the event that any Person becomes a Foreign Subsidiary of the Borrower or any existing Subsidiary and if the new Subsidiary is a Foreign Subsidiary in respect of which the pledge of all of the equity interest of such Subsidiary as Collateral would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower or such existing Subsidiary, then Borrower or such existing Subsidiary shall pledge only sixty five percent (65%) of the ownership interests of such Foreign Subsidiary and such Foreign Subsidiary shall not be required to be Guarantor or grantor hereunder.

6.13Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7NEGATIVE COVENANTS
Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent, for so long as Bank has an obligation to lend or there are any outstanding Obligations:
7.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers
a)    of Inventory in the ordinary course of business for fair market value;
b)    to (i) Borrower or any Guarantor from Borrower or any of its Subsidiaries or (ii) any Subsidiary of Borrower (which is not a Guarantor) to any other Subsidiary of Borrower (which is not a Guarantor);
c)    of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;
d)    constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;
e)    otherwise permitted by the Loan Documents;
f)    involving sales or discounting of delinquent accounts in the ordinary course of business;
g)    associated with the making or disposition of a Permitted Investment;
h)    in connection with a permitted acquisition of a portion of the assets or rights acquired; and
i)    not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed One Million Dollars ($1,000,000) in any fiscal year.
7.2Changes in Business; Change in Control; Jurisdiction of Formation. Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control. Borrower will not, without prior written notice, change its jurisdiction of formation.
7.3Mergers or Acquisitions. Merge, amalgamate, or consolidate, or permit any of its Subsidiaries to merge, amalgamate, or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, however, that a Subsidiary may merge, amalgamate, or consolidate into a Guarantor or into Borrower or a Subsidiary which is not a Guarantor may merge, amalgamate, or consolidate with or into another Subsidiary which is not a Guarantor.
7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property without Bank’s prior written consent, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
7.6Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.
7.7Distributions; Investments. Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, Permitted Distributions or as permitted pursuant to Section 7.3 hereof, or pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; except Borrower may repurchase an amount not in excess of Twenty Million Dollars ($20,000,000) in the aggregate of Borrower’s capital stock during the period from November 1, 2011 through the Revolving Line Maturity Date.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower or any Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9Subordinated Debt. Make or permit any payment on or amendments of any Subordinated Debt or the 2015 Notes, except (a) so long as no Event of Default has occurred and is continuing and no Default or Event of Default occurs or will occur on account thereof, regularly scheduled principal and interest payments pursuant to the terms of the 2015 Notes; (b) payments made with Borrower’s capital stock or other Subordinated Debt; or (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder.
7.10Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s or any Subsidiary’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such

Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2Covenant Default.
a)    Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8, 6.9, 6.12 or violates any covenant in Section 7; or
b)    Borrower or any Guarantor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a)) above;
8.3Material Adverse Change. A Material Adverse Change occurs;
8.4Attachment; Levy; Restraint on Business. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of One Million Dollars ($1,000,000) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default, if cured, if stayed or if a bond is posted in each case within thirty (30) days after such event pending contest or resolution by Borrower (but no Credit Extensions shall be made during the cure period);
8.5Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6Other Agreements. If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;
8.7Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9Subordinated Debt. A default or breach occurs under (a) any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement, (b) the 2015 Notes, or (c) any FX Contract between any of Borrower’s Subsidiaries and the Bank; or
8.10Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9BANK’S RIGHTS AND REMEDIES
9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
c)    demand that Borrower (i) deposit cash with Bank in an amount equal to at least 105% or 110%, as applicable, of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
d)    terminate any FX Contracts;
e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;
f)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall, and shall cause each Guarantor to, assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants, and shall cause each Guarantor to grant to, Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
g)    apply to the Obligations any (i) balances and deposits of Borrower or any Guarantor it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower or any Guarantor;
h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and any Guarantor’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, service marks, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
i)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
j)    demand and receive possession of Borrower’s Books; and
k)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2Power of Attorney. Borrower hereby irrevocably appoints, and shall cause each Guarantor to appoint, Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or such Guarantor’s name on any checks or other forms of payment or security; (b) sign Borrower’s or such Guarantor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s or such Guarantor’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints, and shall cause each Guarantor to appoint, Bank as its lawful attorney-in-fact to sign Borrower’s or such Guarantor’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s and each Guarantor’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
9.3Protective Payments. If Borrower or any Guarantor fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower or such Guarantor with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower or any Guarantor account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower and each Guarantor shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower and each Guarantor bear all risk of loss, damage or destruction of the Collateral.
9.6No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrower:Radisys Corporation
5435 NE Dawson Creek Drive
Hillsboro, OR 97124
Attn: Barb Doolin

Fax: (503) 615-1121
Email: barb.doolin@radisys.com
If to Bank:    Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, CA 94105
Attn: Richard DaCosta
Fax: (415) 615-0076
Email: RDacosta@svb.com

11Choice of Law, Venue, Jury Trial Waiver and Judicial Reference
California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,] BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.]
This Section 11 shall survive the termination of this Agreement.

12GENERAL PROVISIONS
12.1Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower or any Guarantor, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
12.3Indemnification.
a)    Borrower agrees, and shall cause each Guarantor, to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower and/or any Guarantor (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
b)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower with respect to any such sum due from it to Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Bank in such currency, Bank agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.7Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and any Guarantor, on the one hand, and Bank, on the other, arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.13Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13DEFINITIONS
13.1Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“2015 Notes” means 4.50% Convertible Senior Notes due 2015 issued pursuant to the Indenture dated as of February 12, 2008 as supplemented by the Second Supplemental Indenture dated as of June 29, 2012, in each case by Borrower and The Bank of New York Trust Company, N.A., as trustee.
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower or Radisys International.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Agreement Currency” is defined in Section 12.3.
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Borrower.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s and any Guarantors’ books and records including ledgers, federal and state tax returns, records regarding Borrower’s and such Guarantor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is (i) the sum of (a) 80% of Eligible Accounts, plus, without duplication, (b) 80% of Eligible Foreign Accounts where Nokia Siemens or Philips Medical (or one of their respective Subsidiaries) is the Account Debtor, plus, without duplication, (c) 65% of Eligible Foreign Accounts where neither Nokia Siemens nor Philips Medical (or one of their respective Subsidiaries) is the Account Debtor, minus (ii) any account payables that are aged over sixty (60) days from the invoice date (or, if there is no invoice, within sixty (60) days of the document date); provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors (and, if required under the terms of such Person’s Operating Documents, such Persons stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Advance request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.
“Canadian Share Pledge” is defined in Section 4.3.
“Capital Expenditures” means with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of such Person) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.
“Capital Lease” means with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligation” means with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
“Cash Collateral Account” is defined in Section 6.3(c).
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any Guarantor maintains a Securities Account or a Commodity Account, Borrower, such Guarantor and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Default Rate” is defined in Section 2.4(b).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” means the deposit account maintained with Bank in the name of Borrower or any Guarantor.
“Disclosure Schedule” means the disclosure schedule attached hereto as Schedule A.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Domestic” means within the United States or any state or territory thereof or the District of Columbia.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“Effective Date” is defined in the preamble hereof.
“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s or Radisys International’s business that meet all Borrower’s representations and warranties in Section 5. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
a)    (i) Accounts that the Account Debtor has not paid within sixty (60) days of the due date, and (ii) Accounts that the Account Debtor has not paid within one hundred and twenty (120) days of invoice date (or, if there is no invoice, within one hundred and twenty (120) days of the document date);
b)    Accounts owing from an Account Debtor, twenty-five percent (25%) or more of whose Accounts have not been paid within sixty (60) days of the due date or within one hundred and twenty (120) days of invoice date;
c)    credit balances over ninety (90) days from invoice date;
d)    Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower and/or Radisys International exceed twenty-five (25%) of all Accounts, except for Nokia Siemens for which such percentage is 40%, for the amounts that exceed that percentage, unless Bank approves in writing;
e)    Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts;
f)    Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower and Radisys International have assigned their payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
g)    Accounts owing from an Account Debtor to the extent that Borrower and/or Radisys International is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower or Radisys International in the ordinary course of its business;
h)    Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

i)    Accounts for which the Account Debtor is Borrower’s or Radisys International’s Affiliate, officer, employee, or agent;
j)    Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and
k)    Accounts for which Bank in its reasonable good faith business judgment determines collection to be doubtful.
“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank, including, without limitation, Radisys International.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:
(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)any and all source code;
(d)any and all design rights which may be available to such Person;
(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s or any Guarantor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Judgment Currency” is defined in Section 12.3.
“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.2.1.
“Letter of Credit Application” is defined in Section 2.2.1.

“Letter of Credit Reserve” has the meaning set forth in Section 2.2.1.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents plus (b) the unused portion of the Revolving Line; provided, however, that in the event that the maturity date of the 2015 Notes (the “2015 Notes Maturity Date”) is not extended in a manner satisfactory to Bank, in its sole discretion, at least one hundred and twenty (120) days prior to the 2015 Notes Maturity Date, Liquidity shall be reduced by the outstanding principal amount of the 2015 Notes.
“Liquidity Threshold” means, as of the last Business Day of each month, Liquidity equal to Fifteen Million Dollars ($15,000,000); provided, however, that the Liquidity Threshold shall mean Liquidity equal to Twenty Million Dollars ($20,000,000) as of the last Business Day of the last month of any fiscal quarter.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Reaffirmation of Guaranty, the Perfection Certificates, any Bank Services Agreement, any Control Agreement, any subordination agreement, any note or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of either Borrower or any of its Subsidiaries; or (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than Five Hundred Thousand Dollars ($500,000), and in any event, includes the Indebtedness evidenced by the 2015 Notes.
“Material Litigation” has the meaning ascribed to it in Section 6.2(a) hereof.
“Minimum Monthly Interest” is defined in Section 2.4(d).
“Net Borrowing Availability” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves.
“Obligations” are Borrower’s and/or any Guarantor’s (or any of Borrower’s Subsidiaries’ with respect to any FX Contract with Bank) obligation to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower and/or any Guarantor (or any of Borrower’s Subsidiaries with respect to any foreign exchange contracts with Bank) owe Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower and/or any Guarantor (or any of Borrower’s Subsidiaries with respect to any foreign exchange contracts with Bank) assigned to Bank, and to perform Borrower’s and/or any Guarantor’s (or any of Borrower’s Subsidiaries’ with respect to any FX Contract with Bank) duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Overadvance” is defined in Section 2.3.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Distributions” means:
a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;
b) distributions or dividends consisting solely of Borrower’s or any Subsidiary’s capital stock;
c) purchases for value of any rights distributed in connection with any stockholder rights plan;
d) purchases of capital stock pledged as collateral for loans to employees;
e) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
f) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and
g) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.
“Permitted Indebtedness” is:
a) Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;
b) any Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
c) Subordinated Debt;
d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;
e) guaranties of Permitted Indebtedness;
f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
g) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
h) Indebtedness between Borrower and any Guarantor or between any of Borrower’s Subsidiaries (which are not Guarantors);
i) capitalized leases and purchase money Indebtedness not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year secured by Permitted Liens;

j) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder;
k) the 2015 Notes; and
l) other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (l), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (l) does not exceed Five Hundred Thousand Dollars ($500,000) at anytime.
“Permitted Investments” are:
a) Investments existing on the Effective Date;
b) (i)(A) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any state maturing within one (1) year from its acquisition, (B) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (C) Bank’s certificates of deposit maturing no more than 2 years after issue and (ii) Investments approved by the Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;
c) Investments (i) between Borrower or any Guarantor or (ii) between any Subsidiary (which are not Guarantors);
d) Investments consisting of Collateral Accounts in the name of Borrower or any Guarantor so long as Bank has a first priority, perfected security interest in such Collateral Accounts;
e) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;
f) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;
g) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;
h) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
i) Investments consisting of loans and advances to employees in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000); and
j) other Investments, if, on the date of incurring any Investments pursuant to this clause (j), the outstanding aggregate amount of all Investments incurred pursuant to this clause (j) does not exceed Seven Hundred and Fifty Thousand Dollars ($750,000).
“Permitted Liens” are:
a) Liens arising under this Agreement or other Loan Documents;
b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, if they have no priority over any of Bank’s Liens;
c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);
d) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness it secures may not increase;
e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
f) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
g) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;
h) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
i) Liens on insurance proceeds securing the payment of financed insurance premiums;
j) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other similar agreement;
k) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;
l) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;
m) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;
n) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and compliance with other social security requirements applicable to Borrower; and
o) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such

Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).
“Prime Rate Margin” is the basis points set forth below as determined by Borrower’s Liquidity:

Liquidity	Prime Rate Margin
Greater than or Equal to Liquidity Threshold	75 basis points
Less than Liquidity Threshold	225 basis points
“Radisys International” means Radisys International LLC, a Delaware limited liability company.
“Reaffirmation of Guaranty” is that certain reaffirmation of guaranty in the form attached hereto as Exhibit B.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller, Vice President of Finance, and Treasury Manager of Borrower or any Subsidiary of Borrower, as applicable.
“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000).
“Revolving Line Maturity Date” is July 28, 2016.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Subordinated Debt” is Indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter arising Indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transaction Report” is that certain report of transactions in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.
“Unaffiliated Foreign Financial Institutions” is defined in Section 6.8(a).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Loan and Security Agreement to be executed as of the Effective Date.

BORROWER:
RADISYS CORPORATION
By_/s/ Allen Muhich________________________
Name:_Allen Muhich________________________
Title:_Chief Financial Officer_________________

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Loan and Security Agreement to be executed as of the Effective Date.
BANK:
SILICON VALLEY BANK
By_/s/ Alina Zinchik________________________
Name:_Alina Zinchik_______________________
Title:__Vice President______________________

SCHEDULE A
DISCLOSURE SCHEDULE
Continuous Computing Corporation, a Delaware corporation, was converted into Radisys International.

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, or (b) all Intellectual Property (as such term is defined in this Agreement), including any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

EXHIBIT B
FORM OF
REAFFIRMATION OF UNCONDITIONAL SECURED GUARANTY
This Reaffirmation of Unconditional Secured Guaranty is entered into as of March 14, 2014, by the undersigned (the “Guarantor”) in favor of SILICON VALLEY BANK (“SVB”).

WHEREAS,
Guarantor executed and delivered to SVB that certain Unconditional Secured Guaranty dated as of August 8, 2011 (the “Guaranty”) with respect to the obligations of Radisys Corporation, an Oregon corporation (“Borrower”), under that certain Loan and Security Agreement dated August 7, 2008, by and between Borrower and SVB (the “Loan Agreement”);

WHEREAS,
Guarantor executed and delivered to SVB that certain Reaffirmation of Unconditional Secured Guaranty dated as of November 1, 2011 (the “Initial Reaffirmation of Guaranty”) with respect to the obligations of Borrower, under that certain Amended and Restated Loan and Security Agreement dated November 1, 2011, by and between Borrower and SVB (the “A&R Loan Agreement”); and

WHEREAS,
Guarantor executed and delivered to SVB that certain Reaffirmation of Unconditional Secured Guaranty dated as of July 29, 2013 (the “Second Reaffirmation of Guaranty”) with respect to the obligations of Borrower, under that certain Second Amended and Restated Loan and Security Agreement dated as of July 29, 2013 (the “Second A&R Loan Agreement”).

WHEREAS,
Borrower and SVB are amending and restating the Second A&R Loan Agreement pursuant to that certain Third Amended and Restated Loan and Security Agreement dated as of the date hereof (the “Third A&R Loan Agreement”).

Now therefore, for valuable consideration, receipt of which is acknowledged, each Guarantor hereby agrees as follows:

1.	Capitalized Terms. Unless otherwise defined in this Reaffirmation of Unconditional Secured Guaranty, all capitalized terms shall have the meaning given to them in the Guaranty.

2.
Reaffirmation of Guaranty. Guarantor has reviewed the Third A&R Loan Agreement. Guarantor hereby ratifies and reaffirms its obligations under the Guaranty and agrees that none of the amendments or modifications to the Second A&R Loan Agreement as set forth in the Third A&R Loan Agreement shall impair such Guarantor’s obligations under the Guaranty or SVB’s rights under the Guaranty.

3.
Continuing Effect and Absence of Defenses. Guarantor acknowledges that the Guaranty is still in full force and effect and that Guarantor has no defenses, other than actual payment of the guaranteed obligations, to enforcement of the Guaranty. Guarantor waives any and all defenses to enforcement of the Guaranty that might otherwise be available as a result of the amendment and restatement of the Second A&R Loan Agreement.

RADISYS INTERNATIONAL LLC, a Delaware limited liability company By: Name: Title:

EXHIBIT C
Transaction Report
[EXCEL spreadsheet to be provided separately from lending officer.]

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

TO:    SILICON VALLEY BANK                        Date:
FROM:
The undersigned authorized officer of Radisys Corporation (“Borrower”) certifies that under the terms and conditions of the Third Amended and Restated Loan and Security Agreement dated March 14, 2014, between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly consolidating financial statements	Monthly within 15 days if Advances or Letters of Credit are outstanding at month-end	Yes No
Monthly cash flow statements evidencing Borrower’s compliance with terms of Section 6.8(b)	Monthly within 15 days	Yes No
Quarterly consolidating financial statements + Compliance Certificate Quarterly and annual financial statement requirement may be met by delivery of 10Q and 10K reports in accordance with the provisions of Section 6.2. Compliance Certificate required with every delivery of a 10Q and 10K.
	Quarterly within 45 days	Yes No
Annual financial statement + Compliance Certificate[1]	FYE audited within 90 days	Yes No
10Q, 10K and 8K + Compliance Certificate[1]
Within 5 days after filing with SEC, but, (i) in case of 10Qs, no later than within 45 days of the last day of the first three fiscal quarter ends of each fiscal year, and (2) in case of 10Ks, no later than 90 days of the last day of each fiscal year
Yes No
Monthly Compliance Certificate showing compliance with Liquidity ratio	Monthly within 15 days if Advances or Letters of Credit are outstanding at month-end	Yes No

Transaction Report (and schedules attached thereto)
(i) with each request for an Advance, (ii) no later than 5:00 p.m. Pacific time Monday of each week immediately following a week when Liquidity is less than the Liquidity Threshold, and (iii) within twenty (20) days after the end of each month when Liquidity is greater than or equal to the Liquidity Threshold.
Yes No
Material Litigation report	Promptly	Yes* No
Annual board approved financial projections	Annually within 60 days of fiscal year end	Yes No
*If yes, attached is a summary of the Material Litigation not previously disclosed by Borrower or any of its Subsidiaries.

Financial Covenant	Required	Actual	Complies

Liquidity (tested monthly as of the last Business Day of each month)	Not less than $10,000,000 as of the last Business Day of each month	$______	Yes No

Pricing - Liquidity Threshold		Actual	Applies
Liquidity Threshold Pricing:
If Borrower’s Liquidity is greater than $15,000,000 as of the last Business Day of each month (excluding the last Business Day of the Last month of any fiscal quarter) - Prime Rate plus 75 basis points

If Borrower’s Liquidity is greater than $20,000,000 as of the last Business Day of the last month of any fiscal quarter - Prime Rate plus 75 basis points

If Borrower’s Liquidity is equal to or less than $15,000,000 as of the last Business Day of each month (excluding the last Business Day of the Last month of any fiscal quarter) - Prime Rate plus 225 basis points

If Borrower’s Liquidity is equal to or less than $20,000,000 as of the last Business Day of the last month of any fiscal quarter - Prime Rate plus 225 basis points
		$______	Yes No Yes No Yes No Yes No

The financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate. The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)
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RADISYS CORPORATION By: Name: Title:
BANK USE ONLY
Received by: _____________________
authorized signer
Date: _________________________
Verified: ________________________
authorized signer
Date: _________________________
Compliance Status:Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:    ____________________
I.    Liquidity (Section 6.9(a))3

Required:
Liquidity of not less than Ten Million Dollars ($10,000,000) as of the last Business Day of each month. In the event that the 2015 Notes Maturity Date is not extended in a manner satisfactory to Bank, in its sole discretion, at least one hundred and twenty 120 days prior to the 2015 Notes Maturity Date, Liquidity shall be reduced by the outstanding principal amount of the 2015 Notes.

Actual:

A.	Borrower’s unrestricted cash and Cash Equivalents	$_______
B.	the unused portion of the Revolving Line	$_______
C.	Sum of lines A through B	$_______

Is line C greater than or equal to $10,000,000?
_________ No, not in compliance                      Yes, in compliance